Exhibit 99.2

USANA Health Sciences, Inc.

Q4 2016 Management Commentary, Results and Outlook

  Fourth quarter net sales increased 8.7% to $252.9 million, up 12.7% in constant currency
  Number of active Associates at quarter-end increased 11.9% to 471,000
  Fourth quarter EPS decreased 5.4% to $0.87[1]
  For the year, net sales increased 9.5% to a record $1.006 billion, up 14.1% in constant currency
  For the year, EPS increased 11.1% to a record $3.99[1]
  Company provides 2017 Outlook

February 7, 2016

Overview

The fourth quarter of 2016 was a solid finish to another successful year for USANA.  We surpassed the $1 billion mark in net sales, generating our 14th consecutive year of record sales, and we reported the highest EPS in the history of the Company. We also ended the year with a record number of Associates and Preferred Customers.  Customer growth remains our highest priority as we strive to improve the health and nutrition of individuals and families around the world.

Our results for the year were driven by execution of our 2016 strategies, which included (i) advancing our personalization strategy through new product launches and offerings; (ii) continuing to invest in China, largely by completing and shifting production to our new manufacturing facility; and (iii) investing in information technology systems and infrastructure to support our growing customer base that further enhances the experience of doing business with USANA around the world.

During the year, we introduced two new personalized product platforms with the launch of Incelligence™ and MySmart™Foods.  Incelligence™ is USANA’s proprietary, patent-pending, technology that is designed to support the body’s natural ability to nourish, protect and renew.  Under this platform, we launched a new flagship multivitamin, CellSentials™ at our 2016 international convention in August. This product, and others, were well received by our customers.  The Incelligence™ platform represents the future of USANA products and is intended to keep USANA at the forefront of nutritional supplementation.

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1 EPS results reflect a 2-for-1 split of the Company’s common shares, which became effective November 23, 2016.

Earlier in 2016, we also launched our MySmartTMFoods products, which are science-based, healthy nutrition shakes, bars, boosters and flavor optimizers that provide our customers with customized healthy food options.  While MySmartTMFoods offer optimal nutrition and personalization, the launch and reception of these products have not met our expectations.  Accordingly, our team is in the process of evaluating and enhancing the MySmartTMFoods product line so that we can fully deliver on our vision of these personalized, healthy foods.

During the year we also continued to make investments to improve our infrastructure in China. Our most significant accomplishment was the successful completion of, and transition to, our new China production facility in the fourth quarter.  This accomplishment was the result of a significant undertaking by our U.S. and China operations/regulatory teams, and extensive cooperation with the Chinese government.  Adding 350,000 square feet of production capacity to USANA’s manufacturing operations, this facility is now fully operational and will provide the production capacity we need in China for the foreseeable future.

Finally, during the fourth quarter, we began offering additional incentives to our Associates around the world.  For most of 2016, we focused on product launches and completing our China production facility and did not offer additional incentives to our sales force.  The short-term incentive that we offered during the quarter was well received by our sales force and should also help us get off to a good start in 2017.

Q4 2016 Results

Net sales for the fourth quarter of 2016 increased 8.7% to $252.9 million, compared with $232.6 million in the prior-year period.  On a constant-currency basis, net sales increased 12.7% for the fourth quarter of 2016.  Net sales growth was driven by an 11.9% growth in the number of active Associates.

Net earnings for the fourth quarter decreased 8.7% to $21.9 million, compared with $24.0 million during the prior-year period.  Changes in currency negatively impacted net earnings by an estimated $2.4 million.  Lower gross margins and higher Associate Incentives expenses also negatively impacted net earnings.  Gross margins were lower largely due to the initial production inefficiencies associated with moving to the Company’s new manufacturing facility in China, as well as the negative impact from a stronger U.S. dollar.  Associate Incentives expense was higher, in great part, due to a global incentive that the Company offered during the quarter to generate excitement and customer growth.  Additionally, the effective tax rate for the fourth quarter was again lower due to the Company’s early adoption of ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting.  The Company’s adoption of this standard increased net earnings by approximately $1.1 million, or $0.03 on a diluted per share basis, for the quarter.

Earnings per diluted share for the fourth quarter decreased 5.4% to $0.87, compared with $0.92 in the prior year period.  This decrease in earnings per share is the result of lower net earnings, including changes in currency that negatively impacted earnings per diluted share by an estimated $0.10, partially offset by a lower diluted share count.  Weighted average diluted shares outstanding were 25.0 million as of the end of the fourth quarter of 2016, compared with 26.2 million in the prior-year period.  The Company did not repurchase shares during the quarter and there was $35.4 million remaining under the current share repurchase authorization.

The Company generated $55.3 million in cash from operations during the fourth quarter and finished the year with $175.8 million in cash and cash equivalents and no debt.

Regional Financial Results

Asia Pacific Region: Q3 2016 Net sales of $193.4; 76.5% of Consolidated Net Sales

Net Sales in the Asia Pacific region increased 12.4% year-over-year, or 16.8% on a constant-currency basis.  The number of active Associates in the region increased by 15.3% year-over-year.

Greater China: Net sales in Greater China increased 11.8% year-over-year, but increased 18.4% on a constant-currency basis.    The number of active Associates in the Greater China region increased 17.9% year-over-year.  In mainland China, net sales increased 22.6% on a constant currency basis and the number of active Associates 20.1%.  During the quarter, we held our annual China National Meeting in Guangzhou, China, where a record number of our Associates gathered to celebrate their success and receive additional training.  At this event, we launched the first phase of an all new business development platform (via WeChat) that will allow Associates to more easily conduct business anywhere in the country. We also announced our contribution to the successful completion of 100 heart surgeries for children with congenital heart disease through our long-standing Angel Heart Program.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 11.3% year-over-year.  During the quarter, we saw double-digit sales growth in constant currency in nearly every market, led by Australia, Malaysia, Singapore and New Zealand.  The inclusion of our newest market, Indonesia, also contributed to our growth in this region.  Fiscal 2016 was our first year of operations in Indonesia and we remain optimistic about this market’s potential as we introduce and execute strategies to build a solid base of product users and sales leaders. The number of active Associates in the Southeast Asia Pacific increased 5.8%.

North Asia: Net sales in North Asia increased 23.3% year-over-year.  Sales growth was driven by 30.8% Associate growth in this region.  South Korea continued to drive growth in this region where the number of active Associates increased 33.3% year-over-year.

Americas and Europe Region: Q4 2016 Net Sales of $59.5 million, 23.5% of Consolidated Net Sales: In the Americas and Europe region, net sales decreased modestly by 1.6%, but were up on a constant currency basis 1.1%.  The decrease in net sales resulted from an 11.4% decline in the U.S., which was partially offset by strong constant currency sales growth in Mexico and Canada.

Quarterly Income Statement Discussion

Gross margins declined 100 basis points from the prior year to 81.7% of net sales.  The decrease was due to initial production inefficiencies associated with transitioning to our new production facility in China, the negative impact from a stronger U.S. dollar and higher costs associated with products launched at our 2016 International Convention.

Associate Incentives increased 200 basis points from the prior year to 46.5% of net sales. The increase in Associate Incentives expense, as a percentage of net sales, was due to a global incentive that the Company offered during the quarter to generate excitement and customer growth.

2016 Results

Net sales for fiscal 2016 increased by 9.5%, or $87.6 million, to $1.006 billion, compared with $918.5 million in 2015.  This increase in net sales was driven largely by sales and Associate growth in the Company’s Asia Pacific region.  Constant currency net sales increased 14.1% during fiscal 2016.

Net earnings for 2016 increased by 5.7% to $100.0 million, compared with $94.7 million in the prior year.  This increase was driven by higher net sales and a lower effective tax rate that were largely offset by lower gross margins, higher operating expenses, and the negative impact of changes in currency.  The significant decrease in the effective tax rate for the full year 2016 was due to the Company’s early adoption of ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting.  The Company’s adoption of this standard increased net earnings by approximately $8.6 million, or $0.30 on a diluted per share basis, for fiscal 2016.

Earnings per diluted share for the year increased 11.1% to $3.99, compared with $3.59 in the prior year.  This increase was due to higher net earnings and a lower number of shares outstanding due to the Company’s share repurchases during 2016.  Changes in currency negatively impacted earnings per diluted share by an estimated $0.46.

Outlook

Fiscal 2017 marks USANA’s 25th anniversary that we anticipate will be another significant year for the Company as we continue investing in our business to drive long-term growth.  During the year, one of our goals is to further advance our personalization strategy by leveraging our Incelligence™ technology.  In particular, we will launch the Incelligence™ platform in additional markets around the world and incorporate this proprietary technology into additional product launches and offerings that will occur during the year.

We will also execute additional initiatives to drive customer growth in 2017.  In this regard, we plan to enhance and emphasize our Preferred Customer program through a number of strategies that will be rolled out throughout the year. These strategies will include a new invitation program as well as a rewards and loyalty program.  We believe an enhanced Preferred Customer program offers a growth opportunity that we have not fully realized in the past.

To increase brand recognition, we also plan to continue our partnership with The Dr. Oz show and athletes we sponsor around the world.

Additional strategic investments we will make in our business in 2017, include:

  Continued investments in information technology, infrastructure and operations to continue to improve the experience of doing business with USANA around the world;
  Investments to support new product offerings and launches;
  Research and development investments to support future product and technology innovation; and
  Investments in our Mainland China market to support and train a growing Associate base.

In light of the foregoing growth strategies and investments, we are providing the following consolidated net sales and earnings per share outlook for fiscal year 2017:

  Consolidated net sales between $1.04 billion and $1.07 billion, representing approximate growth between 3.4 percent and 6.4 percent, or between 8.5% and 11.5% on a constant currency basis
  Earnings per share between $3.80 and $4.10

The Company’s outlook reflects:

  A continued negative impact from a stronger U.S. dollar, which the Company currently estimates will reduce net sales by approximately $46 million for the full-year;
  Relative gross margin and Associate incentives expense similar to 2016 operating results;
  An operating margin similar to levels achieved in 2016 due to continued investments in the business;
  An effective tax rate of 34.3%, which excludes any potential impact from ASU 2016-09; and
  A diluted share count of approximately 25.1 million.

Our outlook for 2017 projects solid constant-currency growth in net sales, led again by our Asia Pacific region.  It also anticipates the incremental investments and initiatives in the business noted above that are intended to drive customer growth across most of our regions.

Internal Investigation of China Operations

The Company is voluntarily conducting an internal investigation of its China operations, BabyCare Ltd.  The investigation focuses on compliance with the Foreign Corrupt Practices Act (“FCPA”) and certain conduct and policies at BabyCare, including BabyCare’s expense reimbursement policies.  The Audit Committee of the Board of Directors has assumed direct responsibility for reviewing these matters and has hired experienced counsel to conduct the investigation. While we do not believe that the subject amounts are quantitatively material or will materially affect our financial statements, we cannot currently predict the outcome of the investigation on our business, results of operations or financial condition.  We have voluntarily contacted the Securities and Exchange Commission and the United States Department of Justice to advise both agencies that an internal investigation is underway and intend to provide additional information to both agencies as the investigation progresses. Because the internal investigation is in its early stage, we cannot predict the duration, scope, or result of the investigation.

Kevin Guest

CEO

Paul Jones

CFO

Forward-Looking Statements

This document contains forward-looking statements regarding future events or the future financial performance of our company. Those statements involve risks and uncertainties that could cause actual results to differ perhaps materially from results projected in such forward-looking statements. Examples of these statements include those regarding our strategies and  outlook for 2017. We caution you that these statements should be considered in conjunction with disclosures, including specific risk factors and financial data contained in our most recent filings with the SEC.

Investors contact:	Joshua Foukas
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.